                                                                   EXHIBIT 10.18




                           GULFMARK NORTH SEA LIMITED
                    GULF OFFSHORE MARINE INTERNATIONAL INC.
                             as principal borrowers


                           GULF OFFSHORE N.S. LIMITED
                          GULF OFFSHORE FAR EAST, INC.
                             as permitted borrowers


                          GULFMARK INTERNATIONAL INC.
                                  as guarantor

                                      and

                         THE CHASE MANHATTAN BANK, N.A.
                                   as lender





                   _________________________________________

                                   AGREEMENT
                            AMENDING AND RESTATING A
                        LOAN FACILITY DATED 8 JULY 1993

                   __________________________________________

THIS AGREEMENT is made the 20 May 1994

BETWEEN

(1) GULFMARK NORTH SEA LIMITED ("GNS") and GULF OFFSHORE MARINE INTERNATIONAL INC. ("GOMI") (together the "PRINCIPAL BORROWERS");

(2) GULF OFFSHORE N.S. LIMITED ("GONS") and GULF OFFSHORE FAR EAST INC. ("GOFE") (together the "PERMITTED BORROWERS");

(3)          GULFMARK INTERNATIONAL INC. (the "GUARANTOR");  and

(4)          THE CHASE MANHATTAN BANK, N.A. (the "BANK").

WHEREAS

(A) Pursuant to a facility agreement dated 8 July 1993 (the "FACILITY AGREEMENT") entered into between the Bank, the Guarantor, the Principal Borrowers and the Permitted Borrowers, the Bank granted to the Borrowers, upon the terms and subject to the conditions therein set forth, a loan facility in an aggregate amount of L.3,300,000.

(B)          The parties have agreed to amend the Facility Agreement.

(C) The amendments referred in (B) above are to be documented by way of amendment and restatement of the Facility Agreement as hereinafter described.

NOW IT IS HEREBY AGREED as follows:

1.           INTERPRETATION

             In this Agreement (and in the Recitals):

                      (a) "EFFECTIVE DATE" means the date hereof or such other date as the parties may agree;

                      (b) terms defined in the Facility Agreement (on the assumption that the Effective Date has occurred) bear the same meaning herein.


2.           AMENDMENT AND RESTATEMENT

             The Facility Agreement shall, as of the Effective Date, be amended and restated so as to conform with the copy attached hereto as The Annex.

3.           REPRESENTATIONS

             The Borrowers represent and warrant in the terms of Clause 16 of the Facility Agreement (as if the Effective Date had occurred and as if such representations were made on the date hereof and as if the expression "this Agreement" referred to this Amendment Agreement).

4.           COUNTERPARTS

             This Agreement may be executed in any number of counterparts which, when taken together, shall constitute but one and the same instrument and shall be governed by and construed in accordance with English law.

5.           COVENANT

             Each of the Obligors covenants to provide to the Agent within 3 months of the date hereof a copy, certified by a duly authorised officer of such Obligor, of a Board Resolution of such Obligor approving and ratifying the execution, delivery and performance of this Amendment Agreement. Failure by any Obligor to provide such Board Resolution will be construed, for the purposes of the Facility Agreement as an Event of Default and the Bank will be entitled to act in accordance with, and exercise all its rights under, the provisions of Clause 20 thereof.

6.           MISCELLANEOUS

6.1          Clauses 28, 29, 30, 31.1, 34, 35, 37 and 38 of the Facility
             Agreement shall apply MUTATIS MUTANDIS to this Agreement (and as if references therein to the Facility Agreement were references to this Agreement).

6.2 The Facility Agreement shall continue in full force and effect as so amended and restated and all references therein herein and in the other Finance Documents to the "FACILITY AGREEMENT" or to the "AGREEMENT" or similar terms shall be deemed to be references to the Facility Agreement as so amended and restated.

AS WITNESS the hands of the representatives of the parties hereto the day and year first before written.

THE BORROWERS


GULFMARK NORTH SEA LIMITED
as principal borrower

by:                  /s/ FRANK PIERCE

                     /s/ ELIZABETH BRUMLEY

Address:                 10 Charlotte Road
                         London SW13 9QJ

Attention:               David Dare




GULF OFFSHORE MARINE INTERNATIONAL INC.
as principal borrower

by:                  /s/ FRANK PIERCE

Address:                 201 Energy Center Parkway
                         Suite 220
                         Lafayette
                         Louisiana 70508
                         U.S.A.

Attention:               Bruce Streeter



GULF OFFSHORE N.S. LIMITED
as permitted borrower

by:                  /s/ FRANK PIERCE

                     /s/ ELIZABETH BRUMLEY

Address:                 10 Charlotte Road
                         London SW13 9QT

Attention:               David Dare

GULF OFFSHORE FAR EAST INC.
as permitted borrower

by:                  /s/ FRANK PIERCE



Address:                 201 Energy Center Parkway
                         Suite 220
                         Lafayette
                         Louisiana 70508
                         U.S.A

Attention:               Bruce Streeter


THE GUARANTOR

GULFMARK INTERNATIONAL INC.

by:                  /s/ FRANK PIERCE



Address:                 5 Post Oak Boulevard
                         Suite 1170
                         Houston
                         Texas 77027
                         U.S.A.

Attention:               Frank Pierce


THE BANK

THE CHASE MANHATTAN BANK, N.A.

By:                  /s/ E. NELSON

Address:                 Woolgate House
                         Coleman Street
                         London EC2P 2HD

Attention:               Global Petroleum
Facsimile:               962 5030
Telex:                   8954681 CMB G

                                    CONTENTS

CLAUSE                                                                          PAGE

1.    Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
2.    The Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
3.    Purpose   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
4.    Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . .
5.    Availability of the Facility  . . . . . . . . . . . . . . . . . . . . . .
6.    Additional Borrowers  . . . . . . . . . . . . . . . . . . . . . . . . . .
7.    Interest Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
8.    Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
9.    Alternative Interest Rates  . . . . . . . . . . . . . . . . . . . . . . .
10.   Repayment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
11.   Cancellation and Prepayment   . . . . . . . . . . . . . . . . . . . . . .
12.   Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
13.   Tax Receipts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
14.   Increased Costs   . . . . . . . . . . . . . . . . . . . . . . . . . . . .
15.   Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
16.   Representations   . . . . . . . . . . . . . . . . . . . . . . . . . . . .
17.   Financial Information   . . . . . . . . . . . . . . . . . . . . . . . . .
18.   Financial Condition and Security Coverage   . . . . . . . . . . . . . . .
19.   Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
20.   Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . .
21.   Borrowers Joint and Several Obligations   . . . . . . . . . . . . . . . .
22.   Guarantee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
23.   Preservation of Rights  . . . . . . . . . . . . . . . . . . . . . . . . .
24.   Default Interest and Indemnity  . . . . . . . . . . . . . . . . . . . . .
25.   Currency of Account and Payment   . . . . . . . . . . . . . . . . . . . .
26.   Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
27.   Set-Off   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
28.   Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
29.   Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .
30.   Benefit of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .
31.   Assignments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
32.   Disclosure of Information   . . . . . . . . . . . . . . . . . . . . . . .
33.   Calculations and Evidence of Debt   . . . . . . . . . . . . . . . . . . .
34.   Remedies and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . .
35.   Partial Invalidity  . . . . . . . . . . . . . . . . . . . . . . . . . . .
36.   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
37.   Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
38.   Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                 THE SCHEDULES

The First Schedule                    :            Condition Precedent Documents
The Second Schedule                   :            Notice of Drawdown
The Third Schedule                    :            Associated Costs Rate

                                  L.3,300,000

                               FACILITY AGREEMENT

                                    BETWEEN

                           GULFMARK NORTH SEA LIMITED
                    GULF OFFSHORE MARINE INTERNATIONAL INC.

                             AS PRINCIPAL BORROWERS


                           GULF OFFSHORE N.S. LIMITED
                          GULF OFFSHORE FAR EAST INC.


                             AS PERMITTED BORROWERS


                          GULFMARK INTERNATIONAL INC.


                                  AS GUARANTOR


                         THE CHASE MANHATTAN BANK, N.A.


                                   AS LENDER

THIS AGREEMENT is made the 8th day of July, 1993

BETWEEN

(1) GULFMARK NORTH SEA LIMITED ("GNS") AND GULF OFFSHORE MARINE INTERNATIONAL INC. ("GOMI") (TOGETHER THE "PRINCIPAL BORROWERS");

(2) GULF OFFSHORE N.S. LIMITED ("GONS") AND GULF OFFSHORE FAR EAST INC. ("GOFE") (TOGETHER THE "PERMITTED BORROWERS");

(3)   GULFMARK INTERNATIONAL, INC. (THE "GUARANTOR"); AND

(4)   THE CHASE MANHATTAN BANK, N.A. (THE "BANK").


NOW IT IS HEREBY AGREED as follows:

1.    INTERPRETATION

1.1   In this Agreement:

"ADVANCE" means, save as otherwise provided herein, an advance made or to be made by the Bank hereunder;

"ADDITIONAL BORROWER" means any subsidiary of either of the Principal Borrowers the entire share capital of which is legally and beneficially owned directly or indirectly by the Principal Borrowers or either of them and which has become an Additional Borrower under the Facility pursuant to and in accordance with Clause 6;

"ADDITIONAL MORTGAGED VESSEL" means any vessel, other than the Vessels, owned by any of the Borrowers subject to a first priority legal mortgage and a deed of covenants collateral thereto (or documents conferring a similar security interest), granted in favour of the Security Trustee as security, inter alia, for the obligations of the Borrowers hereunder, which mortgage and collateral deed of covenants (or such documents) have been duly registered, recorded or filed as required by the Security Trustee and are in full force and effect;

"APPROVED CHARTER" means any charterparty, contract or engagement of affreightment or for the carriage or transportation of cargo, mail or passengers or any of them, relating to any of the Mortgaged Vessels, whether now existing or hereafter entered into by any of the Borrowers or any person, firm or company on its behalf, the terms of which are approved in writing by the Bank;

"APPROVED CHARTER EARNINGS" in relation to a Mortgaged Vessel means the amount of all freights and hires which may be earned by any Borrower during the term of any approved

Charter pursuant to the terms and conditions thereof, less the estimated cost of such Borrower during such term of maintaining and operating the Mortgaged Vessel to which such Approved Charter relates in accordance with the terms and conditions hereof and of the mortgage and/or deed of covenants relating to such Mortgaged Vessel to and such Approved Charter;

"ASSOCIATED COSTS RATE" means, in relation to any Advance or unpaid sum, the rate determined in accordance with the Third Schedule;

"ANNIVERSARY" means each of the days which are 364, 728, 1092 and 1456 day of the date hereof, or if such day is not a business day, the next preceding business day;

"AVAILABLE FACILITY" means, at any time and save as otherwise provided herein, L.3,300,000 less the amount of each Advance which has then been made hereunder;

"BORROWERS" means the Principal Borrowers, the Permitted Borrowers and any Additional Borrowers and "BORROWER" means any of them;

"BP FLEET VESSELS" means each of the p.s.v. "Balblair" (to be renamed "Highland Champion") and the p.s.v. "Northern Fortress" (to be renamed "Highland Fortress");

"ENVIRONMENTAL AFFILIATE" means in relation to a party an agent or employee of that party or a person in a contractual relationship with that party, with respect to any of the Mortgaged Vessels or its operation or its carriage of cargo thereon whose acts or omissions have or will have a Material Adverse Effect;

"ENVIRONMENTAL APPROVALS" means any permit, license, approval, ruling, variance, exemption or other authorisation required under applicable Environmental Laws;

"ENVIRONMENTAL CLAIM" means any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Laws or Environmental Approvals together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any Release of Material of Environmental Concern;

"ENVIRONMENTAL LAWS" means all national, state, local, foreign and international laws, regulations, treaties and conventions pertaining to the pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, navigable waters, waters of the contiguous zone, ocean waters and international waters), including laws, regulations, treaties and conventions relating to the Release (or threatened release) of Material of Environmental Concern;

"EVENT OF DEFAULT" means any of those events specified in Clause 20.1;

"EXTENDED REPAYMENT DATE" means any Anniversary subsequent to the Original Repayment Date to which the facility may be extended pursuant to Clause 2;

"FACILITY" means the sterling loan facility granted to the Borrowers in this Agreement;

"FACILITY OFFICE" means the office identified with the Bank's signature below or such other office as it may from time to time select;

"FREELY AVAILABLE LIQUID RESOURCES" shall have the meaning ascribed thereto in Clause 18.3;

"GMM GROUP" means each of the Principal Borrowers and their subsidiaries for the time being;

"GNS MORTGAGES" means the first priority mortgages in favour of the Security Trustee to be executed by the relevant Borrower over each of the GNS Vessels as security, inter alia, for the obligations of the Borrowers hereunder;

"GNS VESSELS" means each of:

      (a)        the BP Fleet Vessels; and

      (b)        the vessel m.v. "Highland Sprite";

"GOMI MORTGAGES" means the first priority mortgages in favour of the Security Trustee to be executed by the relevant Borrower over each of the GOMI Vessels as security, inter alia, for the obligations of the Borrowers hereunder;

"GOMI VESSELS" means each of the vessels:

      (a)        the m.v. "Sea Courageous"; (to be renamed "Sem Courageous")

      (b)        the m.v. "Sea Valiant"; (to be renamed "Sem Valiant")

      (c)        the m.v. "Seawhip"; and

      (d)        the m.v. "Seawitch";

"GROUP" means the Guarantor and its subsidiaries for the time being;

"INTEREST PERIOD" means, save as otherwise provided herein, any of those periods mentioned in Clause 7.1;

"LIBOR" means, in relation to any Advance or unpaid sum, the rate per annum at which the Bank was offering to prime banks in the London Interbank Market deposits in sterling and for the specified period at or about 11.00 a.m. on the Quotation Date for such period and, for the purposes of this definition, "SPECIFIED PERIOD" means the Interest Period of such Advance or, as the case may be, the period in respect of which LIBOR fails to be determined in relation to such unpaid sum;

"LOAN" means the aggregate principal amount for the time being outstanding hereunder;

"MARGIN" means two and one quarter percent (2-1/4%) per annum;

"MARKET VALUE" means, at any time, in relation to any Vessel, her sale value in dollars as then most recently determined by an independent and internationally recognised firm of shipbrokers acceptable to the Bank on the basis of a sale of such Vessel (a) for cash (b) free of charter, liens, charges, mortgages and encumbrances and (c) at arm's length on normal commercial terms between a willing seller and a willing buyer;

"MATERIAL ADVERSE EFFECT" means a material adverse effect of the ability of any of the Borrowers to meet its obligations to the Security Trustee and the Bank hereunder or under any of the Security Documents to which any of the Borrowers is a party;

"MATERIAL OF ENVIRONMENTAL CONCERN" means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990, and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act;

"MORTGAGED VESSELS" means (a) each of the Original Vessels in respect of which a first priority legal mortgage and deed of covenant or assignments collateral thereto granted in favour of the Security Trustee is in full force and effect; and (b) each Additional Mortgaged Vessel and "MORTGAGED VESSEL" means any of them;

"NORSK SKIBS MORTGAGES" means each of the mortgages over:

      (a)        the m.v. "Highland Star";

      (b)        the m.v. "Highland Pride";

      (c)        the m.v. "Highland Legend"; and

      (d)        the m.v. "Highland Sentinel"

securing the obligations of GONS in respect of loans made or to be made by Norsk Skibs Hypothekbank AS to GONS on terms disclosed to and approved by the Bank prior to the date hereof, together with any deed of covenants (and/or such other documents as may be executed assigning the earnings and insurance of any such vessel);

"NOTICE OF DRAWDOWN" means a notice substantially in the form set out in the Second Schedule;

"OBLIGORS" means the Borrowers and the Guarantor;

"ORIGINAL FINANCIAL STATEMENTS" means:

                 (i) in respect of each of the Principal Borrowers, the consolidated financial statements of such Principal Borrower and its subsidiaries for its financial year ended 31 December 1992; and

                 (ii) in the case of the Guarantor the consolidated financial statements of the Guarantor and its subsidiaries for its financing year ended 31 December 1992;

"ORIGINAL REPAYMENT DATE" means subject to the provision of Clause 2.3 the day which is 12 months after the date hereof;

"ORIGINAL VESSELS" means each of the GNS Vessels and the GOMI Vessels; and

"POTENTIAL EVENT OF DEFAULT" means any event which may become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) an Event of Default;

"PROFITS AFTER TAX" means in respect of any financial year of any member of the GMM Group, the profit after deduction of tax thereon of such member of the GMM Group for such financial year determined by reference to the consolidated profit and loss account of the GMM Group in respect of such financial year and delivered to the Bank pursuant to Clause 17.1;

"QUOTATION DATE" means, in relation to any period for which an interest rate is to be determined hereunder, the day on which quotations would ordinarily be given by prime banks in the London Interbank Market for deposits in sterling for delivery on the first day of that period Provided that, if for any such period quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates;

"SECURITY DOCUMENTS" means:

      (a) each of the mortgages and deeds of covenants (and/or such other documents as may be executed assigning the earnings and insurances of any Vessel) which may be executed in respect of any vessel as security for the obligations of the Borrowers hereunder;

      (b)        the Trust Deed;

      (c)        the Share Pledges;

"SECURITY TRUSTEE" means The Chase Manhattan Bank, N.A. in its capacity as trustee under the Trust Agreement;

"SHARE PLEDGES" means each of the share pledges referred to in paragraph 6 of the First Schedule;

"SYNDICATED FACILITY" means the syndicated revolving dual currency facility of even date herewith made between the Borrowers as borrowers, the Guarantor as sponsor, the Bank as agent and others;

"TRUST DEED" means the deed of trust referred to in paragraph 3 of the First Schedule.

1.2   Any reference in this Agreement to:

the "BANK" shall be construed so as to include its and any subsequent successors and assigns in accordance with their respective interests;

a "BUSINESS DAY" shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks are generally open for business in London;

a "CLAUSE" shall, subject to any contrary indication, be construed as a reference to a clause hereof;

an "ENCUMBRANCE" shall be construed as a reference to a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person or any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

a "HOLDING COMPANY" of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

"INDEBTEDNESS" shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

"INDEBTEDNESS FOR BORROWED MONEY" shall be construed so as to include, without limitation, any indebtedness of any person for or in respect of:

                 (i) amounts raised by acceptance under any acceptance credit facility;

                 (ii)    amounts raised under any note purchase facility;

                 (iii) the amount of any liability in respect of leases or hire purchase contracts which would, in accordance with generally accepted accounting standards in the United States and/or the United Kingdom (as used in the Principal Borrowers' most recent audited annual consolidated financial statements from time to time), be treated as finance or capital leases;

                 (iv) the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of one hundred and eighty days; and

                 (v) amounts raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing (excluding, for the avoidance of doubt, indebtedness incurred in relation to commercial transactions);

a "MONTH" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next succeeding business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding business day Provided that, if a period starts on the last business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month (and references to "MONTHS" shall be construed accordingly);

a "PERSON" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

"REPAY" (or any derivative form thereof) shall, subject to any contrary indication, be construed to include "PREPAY" (or, as the case may be, the corresponding derivative form thereof);

a "SCHEDULE" shall, subject to any contrary indication, be construed as a reference to a schedule hereto;

a "SUBSIDIARY" of a company or corporation shall be construed as a reference to any company or corporation:

                 (i) which is controlled, directly or indirectly, by the first-mentioned company or corporation;

                 (ii) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

                 (iii) which is a subsidiary of another subsidiary of the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

"TAX" shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

"VAT" shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

a "WHOLLY-OWNED SUBSIDIARY" of a company or corporation shall be construed as a reference to any company or corporation which has no other members except that other company or corporation and that other company's or corporation's wholly-owned subsidiaries or persons acting on behalf of that other company or corporation or its wholly-owned subsidiaries; and

the "WINDING-UP", "DISSOLUTION" or "ADMINISTRATION" of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3   "L." and "STERLING" denote lawful currency of the United Kingdom.

1.4   Save where the contrary is indicated, any reference in this Agreement to:

                 (i) this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

                 (ii) a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted; and

                 (iii) a time of day shall be construed as a reference to London time.

1.5   Clause and Schedule headings are for ease of reference only.

2.    THE FACILITY

2.1 The Bank grants to the Borrowers through the Facility Office, upon the terms and subject to the conditions hereof, a sterling loan facility in the aggregate amount of L.3,300,000.

2.2 Not more than three months nor less than one month prior to each Anniversary, the Principal Borrowers may, by notice to the Bank, request the Bank to extend its commitment by a further 364 days to the anniversary following the anniversary on which the commitment of the Bank would otherwise have terminated Provided that the Principal Borrowers shall not be entitled to make any further request in accordance with the terms hereof after the fourth Anniversary.

2.3 Following a request under Clause 2.2 the Bank shall promptly notify the Principal Borrowers whether it agrees to such request and if it does its commitment shall be extended accordingly and the Original Repayment Date or, if the Facility has already been extended pursuant to this Clause, the relevant Extended Repayment Date shall be extended until the next succeeding Anniversary.

3.    PURPOSE

3.1 The Facility is intended for general corporate purposes and, accordingly, the Borrowers shall apply all amounts raised by it hereunder in or towards satisfaction of their general corporate financing requirements.

3.2 Without prejudice to the obligations of the Borrowers under Clause 3.1, the Bank shall not be obliged to concern itself with the application of amounts raised by the Borrowers hereunder.

4.    CONDITIONS PRECEDENT

Save as the Bank may otherwise agree, none of the Borrowers may deliver any Notice of Drawdown hereunder unless the Bank has confirmed to the Guarantor that it or the Security Trustee on its behalf has received all of the documents listed in the First Schedule and that each is, in form and substance, satisfactory to the Bank.

5.    AVAILABILITY OF THE FACILITY

Save as otherwise provided herein, an Advance will be made by the Bank to a Borrower if:

      (i) not more than ten nor less than five business days before the proposed date for the making of such Advance, the Bank has received from such Borrower a Notice of Drawdown therefor, receipt of which shall oblige such Borrower to borrow the amount therein requested on the date therein stated upon the terms and subject to the conditions contained herein;

      (ii) the proposed date for the making of such Advance is a business day which falls one or more months before the Original Repayment Date or, if the Facility has been extended pursuant to Clause 2, the relevant Extended Payment Date;

      (iii) the proposed date for the making of such Advance is not less than five business days after the date upon which the previous Advance (if any) was made hereunder;


      (iv) the proposed amount of such Advance is (a) an amount of not less than L.600,000 and integral multiple of L.300,000 and which is less than the amount of the Available Facility or (b) equal to the amount of the Available Facility;

      (v) the interest rate applicable to such Advance during its first Interest Period would not fail to be determined pursuant to Clause 9.l; and

      (vi)       either:

                 (a) no Event of Default or Potential Event of Default has occurred; and

                 (b) the representations set out in Clause 16 are true on and as of the proposed date for the making of such Advance,

                 or the Bank agrees (notwithstanding any matter mentioned at (a) or (b) above) to make such Advance.

6.    ADDITIONAL BORROWERS

6.1 The Guarantor may with the prior written consent of the Bank, such consent not to be unreasonably withheld, from time to time designate any wholly-owned subsidiary of either of the Principal Borrowers as an Additional Borrower for the purposes of the Facility, in which event the Guarantor shall promptly deliver or cause to be delivered to the Bank a Supplemental Agreement duly executed by the parties thereto (other than the Bank).

6.2 Upon delivery to the Bank of any Supplemental Agreement referred to in Clause 6.1 and subject to (i) the Bank having confirmed to the person or persons party to such Supplemental Agreement as proposed Additional Borrower or Borrowers that it has received, in form and substance satisfactory to it, all of the conditions precedent specified therein and (ii) the Bank being satisfied that neither the rights of the Bank under this Agreement nor any security provided under the Security Documents are adversely affected in any way by the proposed accession of any such Additional Borrower or Borrower, this Agreement shall thenceforth be read and construed as if each wholly-owned subsidiary of either of the Principal Borrowers which is a party to such Supplemental Agreement as a proposed Additional Borrower were a party hereto having all the rights and obligations of a Borrower and all references in any Facility Document to "Borrowers" and "Principal Borrowers" shall be treated as including a reference to any such subsidiary which has become a party hereto in the manner contemplated above.

7.    INTEREST PERIODS

7.1 The period for which an Advance is outstanding shall be divided into successive periods each of which (other than the first) shall start on the last day of the preceding such period.

7.2 The duration of each Interest Period shall, save as otherwise provided herein, be one, three or six months, in each case as the relevant Borrower may by not less than five business days' prior notice to the Bank select Provided that:

      (i) if such Borrower fails to give such notice of its selection in relation to an Interest Period, the duration of that Interest Period shall, subject to paragraphs (ii) and (iii) below, be one month;

      (ii) any Interest Period which begins during or at the same time as any other Interest Period shall end at the same time as that other Interest Period; and

      (iii) any Interest Period which would otherwise end during the month preceding, or extend beyond, the Original Repayment Date or, if the Facility has been extended pursuant to Clause 2, the relevant Extended Payment Date shall be of such duration that it shall end on the Original Repayment Date or, as the case may be, on the relevant Extended Repayment Date.

7.3 If two or more Interest Periods end at the same time, then, on the last day of those Interest Periods, the Advances to which they relate shall be consolidated into (and thereafter, save as otherwise provided herein, treated in all respects as) a single Advance.

8.    INTEREST

8.1 On the last day of each Interest Period the relevant Borrower shall pay accrued interest on the Advance to which such Interest Period relates.

8.2 The rate of interest applicable to an Advance from time to time during an Interest Period relating thereto shall be the rate per annum which is the sum of the Margin, the Associated Costs Rate in respect thereof at such time and LIBOR on the Quotation Date therefor.

9.    ALTERNATIVE INTEREST RATES

9.1 If, at or about 11.00 a.m. on the Quotation Date for an Interest Period, the Bank was not offering to prime banks in the London Interbank Market deposits in sterling for the proposed duration of such Interest Period, then, notwithstanding the provisions of Clauses 7 and 8:

      (i) the duration of that Interest Period shall be one month or, if less, such that it shall end on the next succeeding Repayment Date; and

      (ii) the rate of interest applicable to the Advance to which such Interest Period relates from time to time during such Interest Period shall be the rate per annum which is the sum of the Margin, the Associated Costs Rate in respect thereof at such time and the rate per annum determined by the Bank to be that which expresses as a percentage rate per annum the cost to it of funding such Advance during such Interest Period from whatever sources it may reasonably select.

9.2 If the interest rate applicable to an Advance during an Interest Period fails to be determined pursuant to Clause 9.1, then:

      (i)        the Bank shall notify the Guarantor of such event;

      (ii) if the Bank so requires, within five days of such notification the Bank, the Guarantor and the relevant Borrower shall enter into negotiations with a view to agreeing a substitute basis
                 (a) for determining the rates of interest from time to time applicable to the Advances and/or (b) upon which the Advances may be maintained (whether in sterling or some other currency) thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on such Borrower and the Bank; and

      (iii) if the Bank has required the Guarantor and a Borrower to enter into such negotiations, the Bank may declare (any such declaration to be binding on the Borrowers) that each Advance shall become due and payable on the last day of its then current Interest Period unless by then a substitute basis has been agreed upon in relation thereto.

10.   REPAYMENT

The Principal Borrower shall, on the Original Repayment Date or, if the Facility has been extended pursuant to Clause 2, on the relevant Extended Repayment Date repay or procure the repayment by the Borrowers of each Advance then outstanding.

11.   CANCELLATION AND PREPAYMENT

11.1 The Guarantor may, by giving to the Bank not less than thirty days' prior notice to that effect, cancel the whole or any part (being an amount or integral multiple of L.300,000) of the Available Facility.

11.2 Any Borrower may, if it has given to the Bank not less than thirty days' prior notice to that effect, prepay the whole of any Advance or any part of any Advance (being an amount of not less than L.600,000 and multiple of L.300,000) on the last day of any Interest Period relating to that Advance.

11.3 Any notice of cancellation or prepayment given by the Guarantor or any Borrower pursuant to Clause 11.1 or 11.2 shall be irrevocable, shall specify the date upon which such cancellation or prepayment is to be made and the amount of such cancellation or prepayment and, in the case of a notice of prepayment, shall oblige such Borrower to make such prepayment on such date.

11.4 The Borrowers shall not repay all or any part of any Advance except at the times and in the manner expressly provided for in this Agreement but shall, subject to the terms and conditions hereof, be entitled to reborrow any amount repaid.

12.   TAXES

12.1 All payments to be made by any of the Obligors to the Bank hereunder shall be made free and clear of and without deduction for or on account of tax unless such Obligor is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by such Obligor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the Bank receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

12.2 Without prejudice to the provisions of Clause 12.1, if the Bank is required to make any payment on account of tax (not being a tax imposed on the net income of the Facility Office by the jurisdiction in which it is incorporated or in which the Facility Office is located) or otherwise on or in relation to any sum received or receivable by it hereunder (including, without limitation, any sum received or receivable under this Clause 12) or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Bank, the relevant Borrower shall, upon demand of the Bank, promptly indemnify the Bank against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

12.3 If the Bank intends to make a claim pursuant to Clause 12.2, it shall notify the Guarantor and the relevant Borrower of the event by reason of which it is entitled to make such claim Provided that nothing herein shall require the Bank to disclose any confidential information relating to the organisation of its affairs.

13.   TAX RECEIPTS

13.1 If, at any time, any of the Obligors is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), such Obligor shall promptly notify the Bank.

13.2 If any of the Obligors makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Bank, within thirty days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of such payment.

14.   INCREASED COSTS

14.1 If, by reason of (i) any change in law or in its interpretation or administration and/or (ii) compliance with any request from or requirement of any central bank (other than, save in the case of (e) below, the requirements of the Bank of England reflected in the Associated Costs Rate) or other fiscal, monetary or other authority (including, without limitation, a request or requirement which affects the manner in which the Bank or any holding company of the Bank is required to or does maintain capital resources having regard to such Bank's obligations hereunder and to amounts owing to it hereunder):

      (a) the Bank or any holding company of the Bank incurs a cost as a result of the Bank's having entered into and/or performing it obligations under this Agreement and/or assuming or maintaining a commitment under this Agreement and/or making one or more Advances;

      (b) the Bank or any holding company of the Bank is unable to obtain the rate of return on its overall capital which it would have been able to obtain but for the Bank's having entered into and/or performing its obligations and/or assuming or maintaining a commitment under this Agreement;

      (c) there is any increase in the cost to the Bank or any holding company of the Bank of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Advances;

      (d) the Bank or any holding company of the Bank becomes liable to make any payment on account of tax or otherwise (not being a tax imposed on the net income of the Bank's Facility Office by the jurisdiction in which it is incorporated or in which the Facility Office is located) on or calculated by reference to the amount of the Advances and/or to any sum received or receivable by it hereunder; or

      (e) the Associated Costs Rate, as calculated hereunder, does not represent the cost to the Bank of complying with the requirements of the Bank of England in relation to its funding or maintaining of Advances, then the Principal Borrowers shall, from time to time on demand of the Bank, promptly pay to the Bank amounts sufficient to indemnify it or any such holding company against, as the case may be, (1) such cost, (2) such reduction in such rate of return (or such proportion of such reduction as is, in the opinion of the Bank, attributable to its obligations hereunder), (3) such increased cost (or such proportion of such increased cost as is, in the opinion of the Bank, attributable to its funding or maintaining Advances), (4) such liability or (5) such portion of such cost as is not represented by the Associated Costs Rate.

14.2 If the Bank intends to make a claim pursuant to Clause 14.1, it shall notify the Guarantor of the event by reason of which it is entitled to do so Provided that nothing herein shall require the Bank to disclose any confidential information relating to the organisation of its affairs.

15.   ILLEGALITY

If, at any time, it is unlawful for the Bank to make, fund or allow to remain outstanding all or any of the Advances, then the Bank shall, promptly after becoming aware of the same, deliver to the Guarantor and the relevant Borrowers a certificate to that effect and:

      (i) the Bank shall not thereafter be obliged to make any Advances and the amount of the Available Facility shall be immediately reduced to zero; and

      (ii) if the Bank so requires, the Borrowers shall on such date as the Bank shall have specified repay each outstanding Advance together with accrued interest thereon and all other amounts owing to the Bank hereunder.

16.   REPRESENTATIONS

16.1  Each of the Obligors represents that:

      (i) it is a corporation duly organised under the laws of the state of Delaware in the case of the Guarantor or the Republic of Panama (in the case of GOMI and GOFE) or England (in the case of GNS and GONS) with power to enter into this Agreement and the Security Documents to which it is a party and to exercise its rights and perform its obligations hereunder and all corporate and other action required to authorise its execution of this Agreement and the Security Documents to which it is a party and its performance of its obligations hereunder has been duly taken;

      (ii) under the laws of its jurisdiction of incorporation in force at the date hereof, it will not be required to make any deduction or withholding from any payment it may make hereunder;

      (iii) under the laws of its jurisdiction of incorporation in force at the date hereof, the claims of the Bank against such Borrower under this Agreement and under the Security Documents to which it is a party will rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application;

      (iv) in any proceedings taken in its jurisdiction of incorporation in relation to this Agreement and the Security Documents to which it is a party, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process;

      (v) in any proceedings taken in its jurisdiction of incorporation in relation to this Agreement and any of the Security Documents expressed to be governed by

                 English law, the choice of English law as the governing law of this Agreement and such Security Documents and any judgment obtained in England will be recognised and enforced;

      (vi) save for the registration of the GNS Mortgages and the GOMI Mortgages with the appropriate authorities, all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Agreement,
                 (b) to ensure that the obligations expressed to be assumed by it in this Agreement and the Security Documents are legal, valid and binding and (c) to make this Agreement and the Security Documents admissible in evidence in its jurisdiction of incorporation have been done, fulfilled and performed;

      (vii) under the laws of its jurisdiction of incorporation in force at the date hereof, it is not necessary that this Agreement and the Security Documents, other than the GNS Mortgages and the GOMI Mortgages, the Share Pledges and any deed of covenant or assignment of earnings and insurance collateral thereto be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Agreement or any Security Document; and

      (viii) the obligations expressed to be assumed by it in this Agreement and the Security Documents to which it is a party are its legal, valid and binding obligations.

16.2  Each of the Obligors further represents that:

      (i) no member of the Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrowers' knowledge and belief) threatened against any member of the Group for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues;

      (ii) no member of the Group is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a Material Adverse Effect on the business or financial condition of any member of the Group;

      (iii) no action or administrative proceeding of or before any court or agency which might have a Material Adverse Effect on the business or financial condition of any member of the Group has been started or threatened;

      (iv) it and (to the best of its knowledge) its Environmental Affiliates have complied with the provisions of all applicable Environmental Laws, except where non-compliance does not and will not have a Material Adverse Effect;

      (v) it and (to the best of its knowledge) its Environmental Affiliates have obtained all requisite Environmental Approvals and are in compliance with such Environmental Approvals, except where the failure to obtain or comply with any such Environmental Approvals does not and will not have a Material Adverse Effect;

      (vi) neither it nor (to the best of its knowledge) its Environmental Affiliates has received notice of any Environmental Claim that alleges that it or any of its Environmental Affiliates are not in compliance with applicable Environmental Laws or Environmental Approvals, where such non-compliance has or will have a Material Adverse Effect;

      (vii) there is no Environmental Claim pending or threatened, to the best of its knowledge, that has or will have a Material Adverse Effect;

      (viii) there has been no Release of Material of Environmental Concern except where such event does not and will not have a Material Adverse Effect;

      (ix) all of the written information supplied by any member of the Group to the Bank in connection herewith is true, complete and accurate in all material respects and it is not aware of any material facts or circumstances that have not been disclosed to Bank and which might, if disclosed, adversely affect the decision of a person considering whether or not to provide finance to the Borrowers;

      (x) the Guarantor is directly or indirectly, the sole legal and beneficial owner of the entire share capital of each of the Principal Borrowers; and

      (xi) save for the Norsk Skibs Mortgages and any security documents related or collateral thereto, and any encumbrance created pursuant to the provisions of Clause 21.2(iii), no encumbrance exists over all or any of the present or future revenues or assets of any member of the Group.

16.3  Each of the Obligors further represents that:

      (i) the execution by each Obligor of this Agreement and of each Security Document to which it is a party and each Obligor's exercise of its rights and performance of its obligations hereunder will not result in the existence of nor oblige any member of the Group to create any encumbrance over all or any of its present or future revenues or assets; except, insofar as the same may arise pursuant to the Security Documents;

      (ii) the execution by each Obligor of this Agreement and each Obligor's exercise of its rights and performance of its obligations hereunder do not and will not:

                 (a) conflict with any agreement, mortgage, bond or other instrument or treaty to which any Obligor is a party or which is binding upon it or any of its assets;

                 (b) conflict with any Obligor's constitutive documents and rules and regulations; or

                 (c) conflict with any applicable law, regulation or official or judicial order; and

      (iii) the execution by each Obligor of this Agreement constitutes, and such Obligor's exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

16.4 GOFE represents that it, and each of the other parties thereto are in compliance with all their obligations under each of the charters relating to the GOMI Vessels, and GONS represents that it and British Gas are in compliance with all their obligations under the charter relating to the m.v. "Highland Sprite" and none of the parties to such charters have cancelled or repudiated or sought to terminate, cancel or repudiate their obligations thereunder.

17.   FINANCIAL INFORMATION

17.1 The Guarantor shall, or shall procure that, the Principal Borrowers shall:

      (i) as soon as the same become available, but in any event within 120 days after the end of each of its financial years, deliver to the Bank the audited consolidated financial statements of the Group and each of the Principal Borrowers for such financial year;

      (ii) as soon as the same become available, but in any event within 60 days after the end of each of its financial quarter years, deliver to the Bank the consolidated financial statements of the Group, each of the Principal Borrowers and the GMM Group for such period; and

      (iii) from time to time on the request of the Bank, furnish the Bank with such information about the business and financial condition of the Group as the Bank may reasonably require (including, but without limitation, such further information as the Bank may from time to time require in order to enable it to ascertain where the obligations as set out in Clause 18 are complied with.

17.2  The Guarantor and each of the Principal Borrowers shall ensure that:

      (i) each set of financial statements delivered by it pursuant to Clause 17.1 is prepared on the same basis as was used in the preparation of its Original Financial Statements and in accordance with accounting principles generally accepted in the United States and/or the United Kingdom and consistently applied;

      (ii) each set of financial statements delivered by it pursuant to Clause 17.1 is certified by a duly authorised officer of the Guarantor or a Principal Borrower, as the case may be, as giving a true and fair view of the financial condition of the Group or the operation of the relevant Principal Borrower, as the case may be, as at the end of the period to which those financial statements relate and of the results of the Group's operations, or the operation of the relevant Principal Borrower, as the case may be, during such period; and

      (iii) each set of financial statements delivered by it pursuant to paragraph (i) of Clause 17.1 has been audited by auditors acceptable to the Bank.

18.   FINANCIAL CONDITION AND SECURITY COVERAGE

18.1 The Guarantor and each of the Principal Borrowers shall ensure that at all times the consolidated financial condition of the GMM Group, as evidenced by the Guarantor and the Principal Borrower's then most recent audited annual consolidated financial statements (adjusted, as the Bank may consider appropriate, to take account of any changes in circumstances which occur after the date as of which such audited annual consolidated financial statements were prepared), shall be such that:

      (i) the ratio of Current Assets to Current Liabilities shall exceed 1.15:1;

      (ii) the ratio of Total Liabilities to Tangible Equity shall not exceed 1.75:1;

      (iii) the aggregate of Tangible Equity and Subordinated Debt shall be equal to or exceed $29,000,000.

18.2 The Guarantor and each of the Borrowers shall at all times ensure that Freely Available Liquid Resources exceed $1,500,000.

18.3  In this Clause 18:

      (i) "Current Assets" means the aggregate of all of the assets of each member of the GMM Group, other than monies due or to become due from another member of the GMM Group, which would, in accordance with generally accepted accounting practice in the U.S. consistently applied, be classified as current assets, all as shown on the latest financial statements delivered in accordance with Clause 17.1;

      (ii) "Current Liabilities" means at any particular time the aggregate of the obligations of each member of the GMM Group to pay money other than (a) repayment obligations in respect of Advances made hereunder falling due within a six month period from the date at which such liabilities are calculated and (b) monies due or to become due to other members of the GMM Group, which would, in accordance with generally accepted accounting practice in the U.S. consistently applied, be classified as current liabilities, all as shown on the latest financial statements delivered in accordance with Clause 17.1;

      (iii) "Freely Available Liquid Resources" means the aggregate of any cash and deposits in any jurisdiction from which funds are freely transferable, denominated in freely convertible and transferable currencies (placed in a prime bank or reputable financial institution) then solely legally and beneficially owned by any of the Borrowers and free from encumbrances;

      (iv) "Total Liabilities" means at any particular time the aggregate of the obligations of each member of the GMM Group on a consolidated basis for the payment of monies whether borrowed or not and whether due or to become due which would, in accordance with generally accepted accounting practice in the U.S. consistently applied, be classified as liabilities (including, for the avoidance of doubt, liabilities in respect of lease or hire purchase contracts, contracts of charter and contracts of guarantee), other than monies due or to become due to any other member of the GMM Group;

      (v) "Tangible Equity" means at any particular time the aggregate of the amounts paid up or credited as paid up in respect of the Principal Borrowers' share capital and the aggregate amount of capital and reserves of the Principal Borrowers including, but not limited to any credit balance standing to the consolidated profit and loss account of the GMM Group but deducting

                 (a) any debit balance standing to the consolidated profit and loss account of the GMM Group; and

                 (b) any intangible asset, including (for the avoidance of doubt) goodwill but shall exclude the cumulative amount of any translation or transaction adjustments as required to be deducted from or added to equity but excluded from the determination of consolidated profit and loss in accordance with accounting principles generally accepted in the United States;

         (vi) "Subordinated Debt" means any indebtedness of any of the Borrowers which is subordinated, in a manner and to an extent satisfactory to the Bank, to the indebtedness of the Borrowers under this Agreement and the Syndicated Facility.

18.4 All expressions used in the definitions of this Clause 18 which are not otherwise defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America (as used in the Guarantor's most recent audited annual consolidated financial statements).

19.      COVENANTS

19.1     EACH OF THE BORROWERS SHALL:

         (i) and shall ensure that each other Borrower shall, obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by the laws and regulations of its jurisdiction of incorporation to enable it lawfully to enter into and perform its obligations under this Agreement and each of the Security Documents or to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement and each of the Security Documents;

         (ii) without prejudice to the specific requirements of the Security Documents procure that each member of the GMM Group maintains insurances on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that carried on by such member of the GMM Group whose practice is not to self insure;

         (iii) promptly inform the Bank of the occurrence of any Event of Default or Potential Event of Default and, upon receipt of a written request to that effect from the Bank, confirm to the Bank that, save as previously notified to the Bank or as notified in such confirmation, no Event of Default or Potential Event of Default has occurred;

         (iv) without prejudice to the priority afforded by any mortgage and deed of covenant or assignment collateral thereto securing the obligations of the Borrowers hereunder ensure that at all times the claims of the Bank against it under this Agreement rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application;

         (v) at the request of the Bank, deliver to the Bank or procure the delivery to the Bank of up-to-date valuations of the Vessels prepared at the sole cost and expense of the Borrowers, showing the Market Value of each of the Mortgaged Vessels;

         (vi) ensure that the Mortgaged Vessels are maintained in good working order and condition and in any event in such condition as enables them to maintain the classification American Bureau of Shipping AI AMS or to an equivalent classification acceptable to the Bank free from all notations and recommendations which have not been complied with within any applicable time limit and ensure that such classification is maintained;

         (vii) comply with all applicable Environmental Laws including, without limitation, requirements relating to the establishment of financial responsibility (and shall require that all Environmental Affiliates of the Borrowers comply with all applicable Environmental Laws and obtain and comply with all required Environmental Approvals, which Environmental Laws and Environmental Approvals relate to any of the Mortgaged Vessels or their operation or their carriage of cargo), except where such non-compliance does not or will not have a Material Adverse Effect;

         (viii) upon the request of the Bank, conduct and complete all investigations, studies, sampling, audits and testings reasonably required by any known (or threatened) Release of Material of Environmental Concern that has or will have a Material Adverse Effect;

         (ix) promptly upon the occurrence of either of the following events, provide to the Bank a certificate of an officer of the Guarantor specifying in detail the nature of such event and the proposed response of the relevant Borrower or its Environmental Affiliate concerned;

                 (a) the receipt by any of the Borrowers or any Environmental Affiliate (where the relevant Borrower has knowledge of such receipt) of any Environmental Claim which has or will have a Material Adverse Effect; or

                 (b) any actual or threatened Release of Material of Environmental Concern which has or will have a Material Adverse Effect,

                 and upon the written request by the Bank submit to the Bank, at reasonable intervals, a report updating the status of any occurrence of an Environmental Claim or a Release of Material of Environmental Concern, that has or will have a Material Adverse Effect;

         (x) maintain the registration of the Mortgaged Vessels under the laws and flag under which they are currently maintained (or, in the case of the m.v. Sea Courageous and the m.v. Sea Valiant, under the laws and flag and Malaysia) and not cause or permit to be done any act or omission whereby their registration as such would or might be defeated or imperilled or which might result in such Mortgaged Vessels being required to be registered under any other flag and registered with the appropriate authorities;

         (xi) permit the Bank on reasonable notice to inspect the Mortgaged Vessels and their logs;

         (xii) from time to time on being required to do so by the Bank, do or procure the doing of all such acts and execute or procure the execution of all such documents as the Bank may reasonably consider necessary for giving full effect to each of the Security Documents or for securing to the Bank the full benefit of the rights, powers and remedies intended to be conferred upon the Bank or the Security Trustee pursuant to the Security Documents;

         (xiii) at all times ensure that the Principal Borrowers are, subject to the rights conferred by the Share Pledges, the sole beneficial owners of the entire issued share capital of each of the Permitted Borrowers and each Additional Borrower;

         (xiv) commencing from the date hereof and thereafter no later than 14 days from and inclusive of each of 30th September, 31st December, 30th March and 30th June deliver to the Bank a schedule in form and substance satisfactory to the Bank detailing Fixed Asset Investments exceeding $50,000 made by any of the Borrowers in the three months proceeding the date upon which such schedule is delivered;

         (xv) no later than 14 days from and inclusive of 31st March, 30th June, 30th September and 31st December in each calendar year, furnish the Bank with a report in form and substance satisfactory to the Bank and at the cost of the Borrowers, relating to the status, employment, earnings and location of the Mortgaged Vessels as at the date upon which such report is furnished in respect of the period elapsing since the previous such report, if any;

         (xvi) without prejudice to the obligations of the Borrowers under any of the Security Documents ensure that all Approved Charter Earnings are paid forthwith into accounts with the Borrowers maintained with the Bank; and

         (xvii) forthwith upon the request of the Bank, charge, pledge or otherwise encumber in favour of the Security Trustee pursuant to a security document in form and substance satisfactory to the Bank any account into which Approved Charter Earnings are paid.

19.2 None of the Borrowers shall, and the Principal Borrowers shall ensure that no member of the GMM Group shall, without the prior written consent of the Bank;

         (i) pay, make or declare any dividend or other distribution in respect of any financial year of the GMM Group;

         (ii) incur expenditure in respect of any management fees payable other than management fees payable to the Guarantor in such amount as the Bank, may agree having regard to the annual budget and operating expenses of the Guarantor;

         (iii) create or permit to subsist any encumbrance over all or any of its present or future revenues or assets except:-

                 (a)      pursuant to the Security Documents; or

                 (b) any encumbrances imposed by law, such as carrier's, warehouseman's, mechanics' liens and other similar liens arising in the ordinary course of business or permitted under the terms of the Security Documents; or

                 (c) any encumbrance over assets acquired after the date hereof otherwise than from any other borrower and which encumbrance is in existence prior to such acquisition or is created in order to secure indebtedness incurred in respect of such acquisition; or

                 (d)      the Norsk Skibs Mortgages; or

                 (e) encumbrances over any assets of the GMM Group securing obligations arising under the Syndicated Facility;

         (iv) make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity (except as required hereby) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person;

         (v) issue any further shares or alter any rights attaching to its issued shares in existence at the date hereof other than by GONS to GNS in exchange for the shareholding of BNS in Dianne Operating Limited;

         (vi) save as otherwise provided herein (disregarding sales of stock in trade in the ordinary course of business and sales of Mortgaged Vessels or other assets for amounts not less than eighty per cent. of the Market Value of such Mortgaged Vessel) sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part (the book value of which is thirty per cent. or more of the book value of the whole) of its revenues or its assets;

         (vii) incur any indebtedness for borrowed money other than pursuant to this Facility and the Syndicated Facility in excess of $50,000 or its equivalent in other currencies; save to the extent that such indebtedness is owed to other members of the Group and is subordinated to the obligations of the Borrowers hereunder, and under each of the Security Documents to which it is a party, on terms acceptable to the Bank or is secured by encumbrances of the nature referred to in Clause 19.2(iii)(c) or the Norsk Skibs Mortgages;

         (viii) carry on or engage in or be concerned with any business or activities except insofar as they relate to the ownership and operation of the Mortgaged Vessels and other vessels engaged in similar activities and activities relating thereto or otherwise relate to the undertaking and assets of the offshore supply division of BP Shipping Limited;

         (ix)    merge, demerge or consolidate with any person;

         (x) undertake in any twelve month period any expenditure of a capital nature without the Bank's consent save insofar as such expenditure relates to:-

                 (a) any single Fixed Asset Investment which does not exceed:

                          (i)     $100,000 in respect of the GOMI Vessels;

                          (ii) $150,000 in respect of the m.v. Highland Sprite; and

                          (iii)   $250,000 in respect of the BP Fleet Vessels;

                 (b) more than one Fixed Asset Investment the amounts of which, when aggregated do not exceed $500,000.

19.3 The Guarantor shall at all times remain, subject to such rights as may be conferred by the Share Pledges, the sole beneficial owner free from all encumbrances, of the entire issued share capital of each member of the GMM Group.

19.4     The Guarantor shall, not

         (i) save pursuant hereto or otherwise with the consent of the Bank, give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person; or

         (ii) sell or otherwise dispose of any of its shares in Energy Ventures Inc. without the consent of the Bank, nor create or permit to subsist any encumbrances over such shares.

20.      EVENTS OF DEFAULT

20.1     If:

         (i) any of the Obligors fails to pay any sum due from it hereunder or under the Syndicated Facility or any Security Document at the time, in the currency and in the manner specified herein or therein or if such failure results solely from technical or administrative difficulties relating to the transfer of such sums, such failure is not remedied withing three days;

         (ii) any representation or statement made by any of the Obligors in this Agreement or under any Security Document or in any notice or other document, certificate or statement delivered by it pursuant hereto or thereto or in connection herewith is or proves to have been incorrect or misleading when made; or

         (iii) any of the Obligors fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clauses 17, 18 or 19 hereof or duly to effect insurance of the Mortgaged Vessels or any of them in accordance with the applicable provisions of the Security Documents; or

         (iv) any of the Obligors fails duly to perform or comply with any other obligation expressed to be assumed by it in this Agreement or under any Security Document and such failure is not remedied within fourteen days after the Bank has given notice thereof to such Borrower; or

         (v) there occurs any "Event of Default" as such term is defined in the Syndicated Facility in respect of which the Bank thereunder exercises rights equivalent to those conferred upon the Bank pursuant to this Clause 20; or

         (vi) any of the Borrowers is in breach of any of its obligations under any Approved Charters or any of the Borrowers seeks to cancel, terminate or repudiate any of the Approved Charters without the prior consent of the Bank; or

         (vii) any indebtedness of the Guarantor or any member of the GMM Group (other than indebtedness due to trade creditors incurred in the normal course of business of the Guarantor or such member of the GMM Group which is disputed in good faith and by appropriate proceedings diligently conducted) is not paid when due or within any applicable grace period, any indebtedness of the Guarantor or any member of the GMM Group is declared to be or otherwise becomes due and payable prior to its specified maturity or any creditor or creditors of the

                 Guarantor or any member of the GMM Group become entitled to declare any indebtedness of the Guarantor or such member of the GMM Group due and payable prior to its specified maturity; or

         (viii) in any period of twelve months commencing from the date hereof any judgments or judicial orders or arbitration awards are made against any of the Obligors in an amount or an aggregate amount in excess of $750,000 (or the equivalent in any other currency) (other than any judgment, judicial order or arbitration award as to which, and only to the extent that, a reputable company or other surety, in either case acceptable to the Bank, has acknowledged coverage of such judgment, judicial order or arbitration award in writing) and,

                 (a) any such judgment, judicial order or arbitration award has not been stayed, discharged, paid, bonded or vacated within 30 days or such longer period as may be agreed by the Bank; or

                 (b) enforcement proceedings have been commenced by any creditor on any such judgment, judicial order or arbitration award;

         (ix) the Guarantor or any member of the GMM Group is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors; or

         (x) (otherwise than for the purpose of a reconstruction on terms previously approved by the Bank) the Guarantor or any member of the GMM Group takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organization or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its revenues and assets; or

         (xi) any execution or distress is levied against, or an encumbrancer takes possession of the whole or any material part of, the property, undertaking or assets of the Guarantor or any member of the GMM Group; or

         (xii) by or under the authority of any government, (a) the management of the Guarantor or any member of the GMM Group is wholly or partially displaced or the authority of the Guarantor or any member of the GMM Group in the conduct of its business is wholly or partially curtailed or (b) all or a majority of the issued shares of the Guarantor or any member of the GMM Group or the whole or any part (the book value of which is twenty per cent. or more of the book value of the whole) of its revenues or assets is seized, nationalized, expropriated or compulsorily acquired; or

         (xiii) subject to such rights as may be conferred by the Share Pledges, the Guarantor ceases to be the sole legal and beneficial owner of the entire share capital of the Principal Borrowers; or

         (xiv) the Principal Borrowers cease to be the beneficial owner of the entire issued share capital of each of the Permitted Borrowers and any Additional Borrower;

         (xv) save as provided in Clause 19.2(viii) the Guarantor or any member of the GMM Group ceases to carry on the business it carries on at the date hereof or enters into any new type of business; or

         (xvi) any of the Obligors repudiates this Agreement or any Security Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate this Agreement or any such Security Document; or

         (xvii) at any time any act, condition or thing required to be done, fulfilled or performed in order (a) to enable or any of the Obligors lawfully to enter into, exercise its rights under and perform the obligations expressed to be assumed by it in this Agreement and the Security Documents to which it is a party,
                 (b) to ensure that the obligations expressed to be assumed by any of the Obligors in this Agreement and the Security Documents to which it is a party are legal, valid and binding or (c) to make this Agreement and the Security Documents to which it is a party admissible in evidence in any Borrower's jurisdiction of incorporation is not done, fulfilled or performed; or

         (xviii) at any time any of the security interests constituted by any of the Security Documents ceases to constitute valid and perfected first priority security interests;

         (xix) at any time it is or becomes unlawful for any of the Obligors to perform or comply with any or all of its obligations hereunder or under any of the Security Documents to which it is a party or any of the obligations of any of the Obligors hereunder or under any of the Security Documents to which it is a party are not or cease to be legal, valid and binding; or

         (xx) (a) any circumstances arise which give grounds in the reasonable opinion of the Bank for belief that any of the Obligors may not (or may be unable to) perform or comply with its obligations hereunder, or any of the Security Documents to which it is a party (b) the Bank shall have given to the Guarantor notice that it is of such opinion setting out in reasonable detail the grounds upon which such opinion is based and (c) after having given due regard to any representation made by the Guarantor during the period of ten days after the giving of such notice by the Bank, the Bank is of the same opinion upon the expiration of such period, then, and in any such case and at any time thereafter, the Bank may by written notice to the Guarantor and each relevant Borrower:

         (a) declare the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrowers hereunder) or declare the Advances to be due and payable on demand of the Bank; and/or

         (b) declare that any undrawn portion of the Facility shall be cancelled, whereupon the same shall be cancelled and the Available Facility shall be reduced to zero.

20.2 If, pursuant to Clause 20.1, the Bank declares the Advances to be due and payable on demand of the Bank, then, and at any time thereafter, the Bank may by written notice to the Guarantor:

         (i) call for repayment of the Advances on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Borrowers hereunder) or withdraw its declaration with effect from such date as it may specify in such notice; and/or

         (ii) select as the duration of any Interest Period which begins whilst such declaration remains in effect a period of six months or less.

21.      BORROWERS JOINT AND SEVERAL OBLIGATIONS

21.1 Each obligation of or expressed to be assumed by the Borrowers or any of them in or under this Agreement or any Security Document is the joint and several obligation of the Borrowers and of each of them.

21.2 Each Borrower acknowledges and confirms that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms hereof or any Security Document and agrees that the Bank may in all circumstances treat it as such whether or not it is or becomes aware that such Borrower is or has become a surety for another.

21.3 The Borrowers agree to indemnify and hold harmless the Bank from and against any loss incurred by any of them as a result of any Clause or provision of this Agreement or any Security Document being or becoming void, voidable or unenforceable for any reason whatsoever, whether or not known to any such person, the amount of such loss being limited to the amount which such Beneficiary would otherwise have been entitled to recover hereunder or under any Security Document had such Clause or provision not become void, voidable or unenforceable.

21.4 The obligations of each Borrower under this Agreement or any Security Document shall not be in any way discharged or impaired by reason of (i) any time or indulgence which may be granted by the Bank to the other Borrower or any other person from whom they may seek payment of sums due from a Borrower under this Agreement or any Security Document, (ii) by any variation of this Agreement or any Security Document or any related document or (iii) by any other circumstances which might (but for this provision) constitute a legal or equitable discharge or such Borrower.

21.5 Any rights conferred on the Bank by this Agreement or any Security Document shall be in addition to and not in substitution for or derogation of any other right which the Bank might at any time have to seek from the other Borrower or any other person payment of sums due from a Borrower or indemnification against liabilities incurred as a result of a Borrower's default in payment of sums due from it under this Agreement or any Security Document.

21.6 The Bank shall not be obliged before taking steps to enforce any rights conferred on it by this Clause or exercising any of the rights, powers and remedies conferred on it hereby or by law (a) to take action or obtain judgment in any court against the other Borrower or any other person from whom they may seek payment of any sum due from a Borrower under this Agreement or any Security Document, (b) to make or file any claim in a bankruptcy, winding-up, liquidation or re-organization of the other Borrower or any other such person or (c) to enforce or seek to enforce any other rights it may have against the other Borrower or any other such person.

21.7 Each Borrower agrees that so long as any sums are or may be owed by either Borrower under this Agreement or any Security Document any rights which such Borrower may have at any time by reason of performance by it of its obligations under this Clause to be indemnified by the other Borrower and/or to take the benefit (in whole or in part) of any security taken pursuant to this Agreement or any Security Document by the Bank or the Security Trustee on its behalf shall be exercised by such Borrower in such manner and upon such terms as the Bank may require and further agrees to hold any moneys at any time received by it as a result of the exercise of any such rights for and on behalf and to the order of the Bank for application in or towards payment of any sums at any time owed by either Borrower under this Agreement or any Security Document.

21.8 Each Borrower further agrees that so long as any sums are or may be owed by either Borrower under this Agreement or any Security Document such Borrower will not (i) claim any set-off or counter-claim against the other Borrower in respect of any liability on the part of such other Borrower to such first Borrower and attributable to this Agreement or any Security Document or
(ii) prove in competition with the Beneficiaries or any of them in any liquidation or winding-up of the other Borrower, whether in respect of any payment by such Borrower hereunder or under any Security Document or in respect of any moneys including proceeds of realisation of securities, dividends or otherwise.

22.      GUARANTEE

The Guarantor hereby irrevocably and unconditionally:

                 (i) guarantees to the Bank the due and punctual observance and performance of all the terms, conditions and covenants on the part of the Borrowers contained in this Agreement and agrees to pay to the Bank from time to time on demand any and every sum or sums of money which the Borrowers or any of them shall at any time be liable to pay to the Bank under or pursuant to this Agreement and which shall not have been paid at the time such demand is made; and

                 (ii) agrees as a primary obligation to indemnify the Bank from time to time on demand from and against any loss incurred by the Bank as a result of any of the obligations of the Borrowers under or pursuant to this Agreement being or becoming void, voidable, unenforceable or ineffective as against the Borrowers or any of them for any reason whatsoever, whether or not known to the Bank or any other person, the amount of such loss being the amount which the Bank suffering it would otherwise have been entitled to recover from the Borrowers or any of them.

23.      PRESERVATION OF RIGHTS

23.1 The obligations of the Guarantor herein contained shall be in addition to and independent of every other security which the Bank may at any time hold in respect of any of the Borrowers' obligations hereunder.

23.2 The obligations of the Guarantor herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever, and in particular but without limitation, shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Borrowers under this Agreement and shall continue in full force and effect until final payment in full of all amounts owing by the Borrowers hereunder and total satisfaction of all the Borrowers' actual and contingent obligations hereunder.

23.3 Neither the obligations of the Guarantor herein contained nor the rights, powers and remedies conferred in respect of the Guarantor upon the Bank by this Agreement or by law shall be discharged, impaired or otherwise affected by:

                 (i) the winding-up, dissolution, administration or re-organisation of the Borrowers or any of them or any other person or any change in its status, function, control or ownership;

                 (ii) any of the obligations of the Borrowers or any of them or any other person hereunder or under any other security taken in respect of any of its obligations hereunder being or becoming illegal, invalid, unenforceable or ineffective in any respect;

                 (iii) time or other indulgence being granted or agreed to be granted to the Borrowers or any of them in respect of its obligations hereunder or under any such other security;

                 (iv) any amendment to, or any variation, waiver or release of, any obligation of the Borrowers or any of them hereunder or under any such other security;

                 (v) any failure to take, or fully to take, any security contemplated hereby or otherwise agreed to be taken in respect of any of the Borrowers' obligations hereunder;

                 (vi) any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of any of the Borrowers' obligations hereunder; or

                 (vii) any other act, event or omission which, but for this Clause 23.3, might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor herein contained or any of the rights, powers or remedies conferred upon the Bank by this Agreement or by law.

23.4 Any settlement or discharge between the Guarantor and the Bank shall be conditional upon no security or payment to the Bank by the Borrowers or any of them or the Guarantor or any other person on behalf of the Borrower or, as the case may be, the Guarantor being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application for the time being in force and, if any such security or payment is so avoided or reduced, the Bank shall be entitled to recover the value or amount of such security or payment from the Guarantor subsequently as if such settlement or discharge had not occurred.

23.5 The Bank shall not be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of the Guarantor by this Agreement or by law:

                 (i)      to make any demand of the Borrowers or any of them;

                 (ii) to take any action or obtain judgment in any court against the Borrowers or any of them;

                 (iii) to make or file any claim or proof in a winding-up or dissolution of the Borrowers or any of them; or

                 (iv) to enforce or seek to enforce any other security taken in respect of any of the obligations of the Borrowers or any of them hereunder.

23.6 The Guarantor agrees that, so long as any amounts are or may be owed by the Borrowers or any of them hereunder or any of the Borrowers is under any actual or contingent obligations hereunder, the Guarantor shall not exercise any rights which the Guarantor may at any time have by reason of performance by it of its obligations hereunder:

                 (i)      to be indemnified by the Borrowers or any of them;
                          and/or

                 (ii) to claim any contribution from any other guarantor of the Borrowers' obligations hereunder; and/or

                 (iii) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Bank hereunder or of any other security taken by the Bank pursuant to, or in connection with, this Agreement.

24.      DEFAULT INTEREST AND INDEMNITY

24.1 If any sum due and payable by either of the Obligors hereunder is not paid on the due date therefor in accordance with the provisions of Clause 26 or if any sum due and payable by either of the Obligors under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of such Obligor to pay such sum (the balance thereof for the time being unpaid being herein referred to as an "unpaid sum") is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 24) be selected by the Bank.

24.2     During each such period relating thereto as is mentioned in Clause
24.1 an unpaid sum shall bear interest at the rate per annum which is the sum from time to time of one per cent., the Margin, the Associated Costs Rate in respect thereof at such time and LIBOR on the Quotation Date therefor Provided that:

                 (i) if, for any such period, LIBOR cannot be determined, the rate of interest applicable to such unpaid sum shall be the sum from time to time of one per cent., the Margin, the Associated Costs Rate in respect thereof at such time and the rate per annum equal to the cost to the Bank of funding such unpaid sum for such period from whatever source it may select; and

                 (ii) if such unpaid sum is all or part of an Advance which became due and payable on a day other than the last day of an Interest Period relating thereto, the first such period applicable thereto shall be of a duration equal to the unexpired portion of that Interest Period and the rate of interest applicable thereto from time to time during such period shall be that which exceeds by one per cent. the rate which would have been applicable to it had it not so fallen due.

24.3 Any interest which shall have accrued under Clause 24.2 in respect of an unpaid sum shall be due and payable and shall be paid by the Obligor owing such unpaid sum at the end of the period by reference to which it is calculated or on such other date or dates as the Bank may specify by written notice to such Obligor.

24.4 If the Bank receives or recovers all or any part of an Advance otherwise than on the last day of an Interest Period relating to that Advance, the Principal Borrowers shall pay to the Bank on demand an amount equal to the amount (if any) by which (i) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of that Interest Period exceeds (ii) the amount of interest which in the opinion of the Bank would have been payable to the Bank on the last day of that Interest Period in respect of a sterling deposit equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the third business day following the date of such receipt or recovery and ending on the last day of that Interest Period.

24.5     The Borrowers undertake to indemnify the Bank against:

                 (i) any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, which it may sustain or incur as a consequence of the occurrence of any Event of Default or any default by the Borrowers or any of them in the performance of any of the obligations expressed to be assumed by them in this Agreement; and

                 (ii) any loss it may suffer as a result of its funding an Advance requested by the Borrowers hereunder but not made by reason of the operation of any one or more of the provisions hereof.

24.6 Any unpaid sum shall (for the purposes of this Clause 24, Clause 14.1 and the Third Schedule) be treated as an advance and accordingly in this Clause 24, Clause 14.1 and the Third Schedule the term "Advance" includes any unpaid sum and the term "Interest Period", in relation to an unpaid sum, includes each such period relating thereto as is mentioned in Clause 24.1.

25.      CURRENCY OF ACCOUNT AND PAYMENT

25.1 Sterling is the currency of account and payment for each and every sum at any time due from either of the Obligors hereunder Provided that:

                 (i) each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

                 (ii) each payment pursuant to Clause 12.2 or Clause 14.1 shall be made in the currency specified by the Bank.

25.2 If any sum due from either of the Obligors under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or under such order or judgment into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against such Obligor, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation hereto, the Principal Borrower shall indemnify and hold harmless the Bank from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

26.      PAYMENTS

26.1 On each date on which this Agreement requires an amount denominated in sterling to be paid by either of the Obligors, such Obligor shall make the same available to the Bank for account of the Facility Office by payment in sterling and in immediately available, freely transferable, cleared funds to The Chase Manhattan Bank, N.A., London Branch, Sort Code 60-92-42, Attn: Global Petroleum (or such other account or bank as the Bank may have specified for this purpose).

26.2 On each date on which this Agreement requires an amount denominated in sterling to be paid by the Bank to the Borrowers or any of them hereunder, the Bank shall make the same available to the Borrower by payment in sterling and in immediately available, freely transferable, cleared funds to the Borrower's account number 11118965 with the Bank (or such other account as the Principal Borrowers or either of them may have specified for this purpose.

26.3 If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for any of the Obligors to make any payments hereunder in the manner specified in Clause 26.1, then such Obligor may agree with the Bank alternative arrangements for such payments to be made Provided that, in the absence of any such agreement, such Obligor shall be obliged to make all payments due to the Bank in the manner specified herein.

26.4 All payments required to be made by any of the Obligors hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set- off or counterclaim.

26.5 All moneys received, recovered or realised by the Bank by virtue of Clause 21, 22 may, in the Bank's discretion, be credited to a suspense or impersonal account and may be held in such account for so long as the Bank thinks fit pending the application from time to time (as the Bank may think fit) of such moneys in or towards the payment and discharge of any amounts owing by either of the Obligors to the Bank hereunder.

27.      SET-OFF

Each of the Obligors authorises the Bank to apply any credit balance to which such Obligor is entitled on any account of such Obligor with the Bank in satisfaction of any sum due and payable from such Obligor to the Bank hereunder but unpaid; for this purpose, the Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given to it by this Clause 27.

28.      FEES

28.1 The Borrower shall pay to the Bank a commitment commission on the amount of the Available Facility from day to day during the period beginning on the date hereof and ending on the Repayment Date, such commitment commission to be calculated at the rate of three quarters of one per cent. (0.75%) per annum and payable in arrear on the last day of each successive period of three months which ends during such period and on the Original Repayment Date and, if, the Facility has been extended pursuant to Clause 2, each relevant Extended Repayment Date.

28.2 The Borrower shall pay to the Bank an arrangement fee of L.32,000, such fee to be paid within ten days of the date hereof (or, if earlier, on the date on which the first Advance is made hereunder).

28.3 In the event that the Bank agrees to a request for the extension of the Facilities made pursuant to the provisions of Clause 2.2 the Borrowers shall pay to the Bank no later than 5 days after the date upon which the Bank agrees to extend its commitment pursuant to such request an extension fee equal to point three per cent (0.3%) of the aggregate amount of the Facility at that time;

29.      COSTS AND EXPENSES

29.1 The Borrowers shall, from time to time on demand of the Bank, reimburse the Bank for all costs and expenses (including legal fees, travelling, accommodation and other reasonable out of pocket expenses) together with any VAT thereon incurred by it in connection with the negotiation, preparation and execution of this Agreement and the completion of the transactions herein contemplated.

29.2 The Borrowers shall, from time to time on demand of the Bank, reimburse the Bank for all costs and expenses (including legal fees) together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of its rights under this Agreement.

29.3 The Borrowers shall pay all stamp, registration and other taxes to which this Agreement or any judgment given in connection herewith is or at any time may be subject and shall, from time to time on demand, indemnify the Bank against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

30.      BENEFIT OF AGREEMENT

This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and assigns.

31.      ASSIGNMENTS

31.1 None of the Obligors shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

31.2 The Bank may at any time assign all or any of its rights and benefits hereunder.

31.3 In the event that the Bank transfers its Facility Office and, at the time of such transfer, there arises an obligation on the part of the Obligors hereunder to pay to the Bank or any other person an amount in excess of the amount it would have been obliged to pay but for such transfer, then, without prejudice to any obligation of the Obligors which arise after the time of such transfer, the Obligors shall not be obliged to pay the amount of such excess.

32.      DISCLOSURE OF INFORMATION

32.1 Any information disclosed by the Borrowers to the Bank in connection herewith or in connection with the negotiation of the Facility shall be kept confidential by the Bank, Provided that the Bank shall be entitled to disclose such information:

         (a) in connection with any proceedings arising out of or in connection with any Finance Document;

         (b) if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise;

         (c) pursuant to any law or regulation in accordance with which they party is required or accustomed to act;

         (d)     to any governmental, banking or taxation authority;

         (e)     to its auditors or legal or other professional advisers; or

         (f)     if the information is in the public domain.

32.2 The Bank may, at any time with the prior consent of the Guarantor, such consent not to be unreasonably withheld, disclose to any actual or potential assignee which has executed a confidentiality undertaking in favour of the Bank and the Guarantor in a form acceptable to the Bank and the Guarantor any information it has obtained about the Obligors Provided Always that no person may disclose any information that they may have obtained about the Obligors or any of them, to any person which it is aware is a supplier, competitor or customer of any member of the Group.

33.      CALCULATIONS AND EVIDENCE OF DEBT

33.1 Interest and commitment commission shall accrue from day to day and shall be calculated on the basis of a year of 365 days (or, if market practice differs, in accordance with market practice) and the actual number of days elapsed.

33.2 The Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder; in any legal action or proceeding arising out of or in connection with this Agreement, the entries made in such accounts shall be conclusive evidence of the existence and amounts of the obligations of the Obligors therein recorded.

33.3 A certificate of the Bank as to (i) the amount by which a sum payable to it hereunder is to be increased under Clause 12.1 or (ii) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 12.2 or 14.1 shall, in the absence of manifest error, be conclusive for the purposes of this Agreement.

33.4 A certificate of the Bank as to the amount at any time due from the Borrower hereunder or the amount which, but for any of the obligations of the Borrowers or any of them hereunder being or becoming void, voidable, unenforceable or ineffective, at any time would have been due from the Borrower hereunder shall, in the absence of manifest error, be conclusive for the purposes of Clauses 20, 21 and 22.

34.      REMEDIES AND WAIVERS

No failure by the Bank to exercise, nor any delay by the Bank in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

35.      PARTIAL INVALIDITY

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

36.      NOTICES

36.1 Each communication to be made hereunder shall be made in writing but, unless otherwise stated, may be made by telex, facsimile or letter.

36.2 Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by fifteen days' written notice to the one specified another address) be made or delivered to that other person at the address identified with its signature below and shall be deemed to have been made or delivered when despatched (in the case of any communication made by telex) or (in the case of any communication made by fax), when receipt has been acknowledged (in the case of any communication made by letter) when left at that address or (as the case may
be) ten days after being deposited in the post postage prepaid in an envelope addressed to it at that address Provided that any communication or document to be made or delivered by any of the Obligors to the Bank shall be effective only when received by the Bank and then only if the same is expressly marked for the attention of the department or officer identified with the Bank's signature below (or such other department or officer as the Bank shall from time to time specify for this purpose).

36.3 Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

37.      LAW

This Agreement shall be governed by, and shall be construed in accordance with, English law.

38.      JURISDICTION

38.1 Each of the parties hereto irrevocably agrees for the benefit of the Bank that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

38.2 Each of the Obligors irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 38.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

38.3 Each of the Obligors agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in England, to Gulf Offshore N.S. Limited at 10 Charlotte Road, London SW13 9QJ or other its principal place of business for the time being. If the appointment of the person mentioned in this Clause
38.3 ceases to be effective in respect of any of the Obligors, such Obligor or Obligors shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Bank shall be entitled to appoint such a person by notice to such Obligor or Obligors. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

38.4     The submission to the jurisdiction of the courts referred to in Clause
38.1 shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against either of the Obligors in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of the proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

38.5 Each of the Obligors hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

38.6 To the extent that any of the Obligors may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

                               THE FIRST SCHEDULE

                         Condition Precedent Documents

1.       In relation to each of the Obligors and Chalvoyage (M) Sdn Bhd
         ("Chalvoyage"):

         (i) a copy, certified a true copy by a duly authorised office of such Obligor, of the constitutive documents of such Obligor and Chalvoyage;

         (ii) a copy, certified a true copy by a duly authorised officer of such Obligor and Chalvoyage, of a Board Resolution of such Obligor and Chalvoyage approving the execution, delivery and performance of this Agreement and the terms and conditions hereof and authorising a named person or persons to sign this Agreement and any documents to be delivered by such Obligor and Chalvoyage pursuant hereto; and

         (iii) a certificate of a duly authorised officer of such Obligor setting out the names and signatures of the persons authorised to sign, on behalf of such Obligor, this Agreement and any documents to be delivered by such Obligor pursuant hereto.

2. A copy, certified a true copy by or on behalf of the Principal Borrowers, of each such law, decree, consent, licence, approval, registration or declaration as is, in the opinion of counsel to the Bank, necessary to render this Agreement and the Security Documents legal, valid, binding and enforceable, to make this Agreement and the Security Documents admissible in evidence in each Obligor's jurisdiction of incorporation and to enable each of the Obligors to perform its obligations hereunder.

3. A deed of trust executed between the Security Trustee, the Bank, the Hedge Counterparty, the Financial Institutions named in the Syndicated Facility as banks, the Borrowers and others, pursuant to which the Security Trustee declares itself to be trustee for the Bank, the Hedge Counterparty and such Financial Institutions in respect of any security granted pursuant to any Security Document.

4. A first priority statutory ship mortgage and deeds of covenant collateral thereto executed in respect of the following vessels:

         (a)     p.s.v. "Balblair", to be renamed "Highland Champion";

         (b)     p.s.v. "Northern Fortress", to be renamed "Highland Fortress";

         (c)     m.v. "Highland Sprite";

         (d)     m.v. "Sem Courageous"; and

         (e)     m.v. "Sem Valiant".


5. First preferred Panamanian ship mortgages and assignments of earnings and insurance collateral thereto executed in respect of the following vessels:

                 (f)      the m.v. "Sea Whip"; and

                 (g)      the m.v. "Sea Witch".

6.       Share Pledges over:

                 (h) all of the shares in GONS and GOFE legally owned by the Principal Borrowers; and

                 (i) all of the shares in Chalvoyage legally owned by GOFE.

7. An assignment of all the rights of GOFE in respect of the $5,600,000 loan made or to be made available by GOFE to Chalvoyage pursuant to an agreement entered or to be entered into between GOFE and Chalvoyage.

8. Evidence that the Borrowers have complied with all of their obligations arising under any Security Document relating to insurance of the Original Vessels, together with a report, issued by an independent person, (being an insurance broker and/or insurance consultant), addressed to the Agent confirming that insurances effected in respect of the Original Vessels are adequate.

9. All such notices of assignment as may be called for by any of the Security Documents.

10. A valuation of the Mortgaged Vessels addressed to the Bank by an independent valuer acceptable to the Bank, confirming that as at the date hereof the value of the Mortgaged Vessels is not less than $35,000,000.

11. Copies, certified true copies by a duly authorised officer of the relevant Obligor of each charter relating to the Mortgaged Vessels, together with confirmation that each such charter remains in full force and effect.

12. Evidence as to the operational condition of each of the Original Vessels, such evidence to be in such form and such terms as the Bank may require.

13.      The Master Agreements.

14. Evidence of the novation or assignment or consent by the charterers of the BP Fleet Vessels to the novation or assignment of the time charterparties relating to the BP Fleet Vessels.

15       An opinion of the Guarantors' U.S. counsel.

16.      An opinion of each of GOMI and GOFE's Panamanian counsel.

17.      An opinion of each of GNS and GDNS's English counsel.

18.      An opinion from Chooi & Co., Malaysian counsel for the Bank.

19. An opinion from Arias, Fabrega and Fabrega, Panamanian counsel for the Bank.

20.      An opinion of Clifford Chance, solicitors for the Bank.

21. Evidence that GONS has agrees to act as agent for the Obligors for the service of process in England.

                              THE SECOND SCHEDULE

                               Notice of Drawdown


From:    [      ]

To:      The Chase Manhattan Bank, N.A.

Dated:



Dear Sirs,

1.       We refer to the agreement (as from time to time amended, varied,
novated or supplemented, the "Facility Agreement") dated [       ], 1993 and
made between ourselves and others as borrowers, GulfMark International Inc. as guarantor and yourselves as lender. Terms defined in the Facility Agreement shall have the same meaning in this notice.

2. We hereby give you notice that, pursuant to the Facility Agreement and on [date of proposed Advance], we wish to borrow an Advance in the amount of [ ] Sterling upon the terms and subject to the conditions contained therein.

[3.      We would like this Advance to have a first Interest Period of [ ]
months' duration.]*

4. We confirm that, at the date hereof, the representations set out in Clause 16 of the Facility Agreement are true and no Event of Default or Potential Event of Default has occurred.

5. The proceeds of this drawdown should be credited to [insert account details].

                                Yours faithfully


                       ..................................
                              for and on behalf of
                      [                                  ]

--------------------------------------------------------------------------------

* Insert only if there are no outstanding Advances.

                               THE THIRD SCHEDULE

                             Associated Costs Rate


1. For the purposes of this Agreement, the cost of compliance with existing requirements of the Bank of England in respect of Advances denominated in sterling will be calculated by the Bank in relation to each Advance by reference to the circumstances existing on the first day of each Interest Period in respect of such Advance and, if any such Interest Period exceeds three months, at three calendar monthly intervals from the first day of such Interest Period during its duration in accordance with the following formula:

                 AB + C(B - E) + D(B - F)      per cent., per annum
                 ------------------------
                          100-(A + D)

Where:

         A is the percentage of eligible liabilities which the Bank is from time to time required to maintain as an interest free cash deposit with the Bank of England to comply with cash ratio requirements.

         B is the percentage rate per annum at which sterling deposits are offered by the Bank, in accordance with its normal practice, for a period equal to (i) the relevant Interest Period (or, as the case by be, remainder of such Interest Period) in respect of the relevant Advance or (ii) three months, whichever is the shorter, to a leading bank in the London Interbank market at or about 11.00 a.m. in a sum approximately equal to the amount of such Advance.

         C is the percentage of eligible liabilities which the Bank is from time to time required by the Bank of England to maintain as secured money with members of the London Discount Market Association ("LDMA") and/or as secured call money with money brokers and gilt edged market makers.

         D is the percentage of eligible liabilities which the Bank is required from time to time to maintain as interest bearing special deposits with the Bank of England.

         E is the percentage rate per annum at which members of the LDMA are offered sterling deposits in a sum approximately equal to the amount of the relevant Advance as a callable fixture from the Bank for such period as determined in accordance with B above at or about 11.00 a.m.

         F is the percentage rate per annum payable by the Bank of England to the Bank on interest bearing special deposits.

2. For the purposes of this Schedule "eligible liabilities" and "special deposits" shall bear the meanings ascribed to them from time to time by the Bank of England.

3. The percentages used in A, C and D above shall be those required to be maintained on the first day of the relevant period as determined in accordance with B above.

4. In application of the above formula, A, B, C, D, E and F will be included in the formula as figures and not as percentages e.g. if A is 0.5 per cent. and B is 12 per cent., AB will be calculated as 0.5 x 12 and not as 0.5 per cent. x 12 per cent.

5. Calculations will be made on the basis of a 365 day year (or, if market practice differs, in accordance with market practice).

6. A negative result obtained by subtracting E from B or F from B shall be taken as zero.

7. The resulting figure shall be rounded upwards, if not already such a multiple, to the nearest whole multiple of one-thirty-second of one per cent. per annum.

8. Additional amounts calculated in accordance with this Schedule are payable on the last day of the Interest Period to which they relate.

9. The determination of the Associated Costs Rate in relation to any period shall, in the absence of manifest error, be conclusive and binding on all of the parties hereto.

10. The Bank may from time to time, after consultation with the Borrower, determine and notify to the Guarantor any amendments or variations which are required to be made to the formula set out above in order to comply with any requirements from time to time imposed by the Bank of England in relation to Advances denominated in sterling (including without limitation, any requirements relating to sterling primary liquidity) and, any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties hereto.

The Borrowers

GULFMARK NORTH SEA LIMITED
as principal borrower

by:          /s/ David Dare

Address:         10 Charlotte Road
                 London SW13 9QJ

Attention:       David Dare



GULF OFFSHORE MARINE INTERNATIONAL INC.
as principal borrower

by:          /s/ David Dare

Address:         201 Energy Center Parkway
                 Suite 220
                 Lafayette
                 Louisiana 70508
                 USA

Attention:       Bruce Streeter



GULF OFFSHORE N.S. LIMITED
as permitted borrower

by:          /s/ David Dare

Address:         10 Charlotte Road
                 London SW13 9QT

Attention:       David Dare

GULF OFFSHORE FAR EAST INC.
as permitted borrower

by:          /s/ David Dare

Address:         201 Energy Center Parkway
                 Suite 220
                 Lafayette
                 Louisiana 70508
                 USA

Attention:       Bruce Streeter


THE GUARANTOR

GULFMARK INTERNATIONAL INC.

by:          /s/ Frank R Pierce

Address:         5 Post Oak Boulevard
                 Suite 1170
                 Houston
                 Texas 77027-9408
                 USA

Attention:       Frank Pierce


THE BANK

THE CHASE MANHATTAN BANK, N.A.

By:          /s/ E Nelson

Address:         Woolgate House
                 Coleman Street
                 London EC2P 2HD

Attention:       Global Petroleum

Facsimile:       962 5030

Telex:           8954681 CMB G